Exhibit 99.1

Lee Matheson and Gigi Sohn to Stand for Election for Tucows Board of Directors

TORONTO, May 30, 2023 – Tucows Inc. (NASDAQ: TCX, TSX: TC) is pleased to announce that Lee Matheson and Gigi Sohn will be standing for election to the Board of Directors. Brad Burnham, co-founder of Union Square Ventures, has decided not to seek reelection. Tucows extends its gratitude to Mr. Burnham for his help, mentorship and dedicated service as a Board member over the past six years.

With an impressive track record in the financial industry, Lee Matheson brings substantial, relevant expertise to the Board nomination. Matheson is a Partner at Edgepoint Wealth Management, one of Tucows’ largest shareholders, and has been closely engaged with Tucows as an investor. He is a CFA Charterholder with demonstrated business analysis skills and a deep understanding of the technology sector. Matheson's extensive capital market experience and business acumen will make him a valued addition to the Tucows Board of Directors.

Gigi Sohn, a renowned lawyer and consumer advocate, is widely recognized for her contributions to telecommunications, media, and technology law and policy. With her vast experience in the legal field, work as counselor to the FCC Chair from 2013 to 2016, and leadership of telecom and technology policy organizations, she has been instrumental in shaping policies that promote innovation, digital rights, and a free and open Internet. Her deep knowledge and experience as a consumer advocate led President Biden to nominate her for a seat on the FCC in 2021. Sohn's profound knowledge and unwavering commitment to consumer-oriented telecom policy make her an ideal candidate for the Tucows Board of Directors.

Tucows expresses its sincere appreciation to Brad Burnham for his invaluable contributions during his tenure on the Board of Directors. Burnham's extensive experience as a technology executive has been instrumental in helping guide Tucows through significant business milestones.

"We are thrilled to have both Lee Matheson and Gigi Sohn as candidates for our Board of Directors," said Elliot Noss, CEO of Tucows. "Their diverse backgrounds and expertise align perfectly with our company's vision and commitment to customer experience and capital allocation. We would also like to express our gratitude to Brad Burnham for his remarkable leadership and dedicated service over the last six years."

The election for the Tucows Board of Directors will take place during the upcoming annual general meeting, scheduled for September 7, 2023. Shareholders are encouraged to review the candidates' biographies in the upcoming Proxy, and vote in accordance with their investment objectives and long-term interests.

About Tucows

Tucows helps connect more people to the benefit of Internet access through communications service technology, domain services and fiber-optic Internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and Internet network access; provisioning, billing and subscriptions; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 24 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on the Tucows corporate website (https://tucows.com).

Contact:

Investor inquiries:	Media inquiries:
Monica Webb	Victoria Cacioppo
647.898.9924	vcacioppo@tucows.com
mwebb@tucows.com